CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement of RCM Technologies, Inc. on Form S-8 of our report dated March 11, 2010, appearing in the Annual Report on Form 10-K of RCM Technologies, Inc. for the year ended January 2, 2010.

/s/ Amper, Politziner and Mattia LLP
Amper, Politziner and Mattia LLP
Edison, New Jersey
March 11, 2010